                                                              File No. 70-8205

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                      AMENDMENT NO. 6 (POST-EFFECTIVE) TO

                       FORM U-1 APPLICATION-DECLARATION

                                   UNDER THE

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                      CENTRAL AND SOUTH WEST CORPORATION
                         1616 Woodall Rodgers Freeway
                                P.O. Box 660164
                             Dallas, Texas  75202

                               CSW ENERGY, INC.
                         1616 Woodall Rodgers Freeway
                                P.O. Box 660789
                             Dallas, Texas  75202

                 (Names of companies filing this statement and
                   addresses of principal executive offices)


                      CENTRAL AND SOUTH WEST CORPORATION
                (Name of top registered holding company parent)

                             Stephen J. McDonnell
                                   Treasurer
                      Central and South West Corporation
                         1616 Woodall Rodgers Freeway
                                P.O. Box 660164
                             Dallas, Texas  75202

                                Terry D. Dennis
                                   President
                               CSW Energy, Inc.
                         1616 Woodall Rodgers Freeway
                                P.O. Box 660789
                             Dallas, Texas  75202

                                Joris M. Hogan
                        Milbank, Tweed, Hadley & McCloy
                           One Chase Manhattan Plaza
                           New York, NY  10005-1413

                  (Names and addresses of agents for service)

                 Respectfully request that copies be sent to:

Adam Wenner                                 Edwin F. Feo
Milbank, Tweed, Hadley & McCloy             Milbank, Tweed, Hadley &
International Square Building               McCloy
1825 Eye Street, N.W., Suite 1100           601 South Figueroa Street
Washington, D.C.  20006                     Los Angeles, CA  90017








          Central and South West Corporation, a Delaware corporation ("CSW") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and CSW Energy, Inc., a Texas corporation and wholly-owned nonutility subsidiary of CSW ("Energy"), hereby file this Amendment No. 6 (post-effective) to the Form U-1 Application-Declaration (the "Application-Declaration") in order to amend the Application-Declaration in the manner described below. Except as provided in this Amendment No. 6 (post-effective) (this "Amendment"), the Application-Declaration remains as previously filed.
Item 1.  Description of Proposed Transaction.
          (1) History and Nature of Request. Pursuant to an order of the Commission dated August 6, 1993 (HCAR No. 25866) (the "Order") with respect to the Application-Declaration, CSW and Energy obtained authorization, among other things, from time to time to issue letters of credit, bid bonds or guarantees (collectively, "Guarantees") in connection with the development of qualifying cogeneration facilities, qualifying small power production facilities and independent power facilities, including exempt wholesale generators as defined in Section 32(e) of the Act (collectively, "Facilities") in an aggregate amount not to exceed $50 million. Such authorization expires December 31, 1995.
          (2) Amendments to Authorization. CSW and Energy hereby request that the Commission (a) increase the aggregate amount of Guarantees that may from time to time be issued from $50 million to $75 million and (b) extend the authorization under the Application-Declaration until December 31, 2005.
          This increased authority is needed to enable CSW, Energy and such subsidiaries to continue and to diversify the development program with respect to Facilities in accordance with the Order. CSW and Energy have issued Guarantees in connection with several Facilities which are in various stages of development. Taken together, these Facilities are expected to provide substantial revenue to Energy and, indirectly, to CSW over the life of these Facilities. Because of the long lead time and significant development expenses that are required to develop Facilities, however, the success of Energy's development program depends on a number of factors, including (1) diversification of such development efforts over as many Facilities as possible to reduce the effect of any particular Facility on such program, (2) Energy's financial ability, pursuant to Commission authority, to take advantage of future development opportunities as they arise on a timely basis, and (3) CSW's willingness to guarantee the obligations of its subsidiaries in the short term in order to create long term profits from developing, constructing, owning and operating Facilities, as contemplated by the Order. The financing and construction of some of these Facilities have already been specifically approved by the Commission; others are in preliminary evaluation, predevelopment, development and structuring stages. Because of Guarantees issued in connection with certain of these Facilities, CSW and Energy may soon exhaust the present $50 million authority. In addition, it is anticipated that further development opportunities will become available to Energy in the near future, but that Energy will be unable to take advantage of these opportunities unless the amount of authority with respect to the issuance of Guarantees is increased pursuant to, and as stated in, this Amendment. For these reasons, the Applicants hereby seek to increase the aggregate amount of Guarantees from time to time that may be issued from $50 million to $75 million pursuant to this Amendment. By increasing economies of scale through a diversified Facility investment program, permitting the optimal utilization of CSW's and Energy's development experience and reducing the impact of the risk of failure of any particular project on the CSW system, this expanded authority will benefit shareholders, ratepayers and the general public.
Item 5.   Procedure.
          It is requested that the Commission issue and publish no later than October 6, 1995, the requisite notice under Rule 23 with respect to the filing of this Amendment, such notice to specify a date not later than October 31, 1995, as the date after which an order granting and permitting this Amendment to become effective may be entered by the Commission and the Commission enter not later than November 1, 1995, an appropriate order granting and permitting this Amendment to become effective.
          CSW and Energy respectfully request that appropriate and timely action be taken by the Commission in this matter in order that the business of Energy may continue without interruption upon the termination of the present authority on December 31, 1995.
          No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectively requested that such order be made effective immediately upon the entry thereof.
Item 6.  Exhibits and Financial Statements.
          Exhibit 1 -                       Proposed Notice of Proceeding
                                            (amended).






                               S I G N A T U R E

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 29, 1995


                                    CENTRAL AND SOUTH WEST CORPORATION


                                    By:/s/STEPHEN J. MCDONNELL
                                          Stephen J. McDonnell
                                          Treasurer






                               S I G N A T U R E

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 29, 1995

                                    CSW ENERGY, INC.


                                    By:/s/TERRY D. DENNIS
                                          Terry D. Dennis
                                          President and Chief Executive
                                          Officer





                                 EXHIBIT INDEX

Exhibit                                                 Transmission
Number                     Exhibit                                    Method

  1         Proposed Notice of Proceeding (amended).                Electronic